Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries	Media Inquiries
	Jennifer Gilligan	Suzy Deprizio
	Senior Vice President, Finance & Investor Relations	Chief Marketing & Communications Officer
	(212) 549-1306	(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS SECOND QUARTER 2022 RESULTS
-- Diluted Loss Per Share of $(0.29), including real estate charge; Adjusted Diluted EPS of $1.77 --

•Total revenues up 16% from the second quarter of 2021 driven by organic Medicaid and Medicare growth.
•Health benefits ratio (HBR) of 86.7%, largely driven by Marketplace.
•Execution of Value Creation Plan through real estate optimization, divestitures, and share repurchases.
•Increased 2022 full-year adjusted diluted EPS guidance by another $0.05 (to a range of $5.60 to $5.75), reflecting a $0.20 cumulative increase above our April guidance.

ST. LOUIS, MISSOURI (July 26, 2022) -- Centene Corporation (NYSE: CNC) announced today its financial results for the second quarter ended June 30, 2022. In summary, the 2022 second quarter results were as follows:

Total revenues (in millions)	$35,936
Premium and service revenues (in millions)	$33,968
Health benefits ratio	86.7%
SG&A expense ratio	8.2%
Adjusted SG&A expense ratio (1)	8.2%
GAAP diluted loss per share	$(0.29)
Adjusted diluted EPS (1)	$1.77
Total cash flow provided by operations (in millions)	$3,354

(1) A full reconciliation of the adjusted diluted earnings per share (EPS) and adjusted SG&A expenses is shown beginning on page 6 of this release.

"Our strong second quarter results reflect the consistency of Centene’s product performance. We are pleased that results are directly in line with the expectations laid out during our June Investor Day. Additionally, we are increasing our full-year adjusted EPS outlook, reflecting a $0.20 cumulative increase above our April guidance. Our value proposition for members and customers yielded wins such as Delaware, sole-source Foster Care in Missouri, and continued Medicare growth. The second quarter reflects continued execution on our Value Creation Plan with tangible actions and results, providing an excellent foundation from which we will continue to build over the next couple of years," said Sarah M. London, Chief Executive Officer of Centene.

Other Events

•In July 2022, as part of its previously announced review of strategic alternatives for its international portfolio, Centene announced it has signed a definitive agreement to sell its ownership stakes in its Spanish and Central European businesses, including Ribera Salud, Torrejón Salud, and Pro Diagnostics Group. The transaction is expected to close by the end of 2022.

•In July 2022, Centene completed the previously announced sale of PANTHERx Rare (PANTHERx). Centene intends to use the majority of the net proceeds from the sale to repurchase stock and the balance to reduce debt. The divestiture illustrates Centene's continued progress on the Value Creation Plan.

•In July 2022, Centene's Delaware subsidiary, Delaware First Health, was awarded contracts for the statewide Medicaid Managed Care programs, marking Centene's 30th Medicaid managed care state. Delaware First Health will be one of three managed care organizations that will provide integrated services for physical health, behavioral health, and long-term services and supports. The contracts are expected to commence in January 2023.

•In July 2022, Centene's Missouri subsidiary, Home State Health, commenced the MO HealthNet Managed Care General Plan and Specialty Plan contracts. Under the General Plan, Home State will continue serving multiple MO HealthNet programs including Children's Health Insurance Program (CHIP) members and the state's newly implemented Medicaid expansion population, across all regions of Missouri. Additionally, as the sole provider of the newly awarded Specialty Plan, Home State now serves approximately 50,000 foster children and children receiving adoption subsidy assistance.

•In June 2022, following a strategic review of the Company's real estate portfolio and the adoption of a more modern, flexible work environment, Centene initiated a reduction of its real estate footprint and incurred a charge of $1.45 billion related to the impairment of leased and owned real estate and related fixed assets. Centene incurred impairments of $706 million related to owned real estate, $521 million related to leased real estate, and $223 million related to associated fixed assets. We anticipate additional future charges of approximately $200 million related to real estate optimization. This represents an approximate 70% decrease in domestic leased space and is expected to result in annualized leased expense savings of approximately $200 million.

•In May 2022, Centene signed a definitive agreement to sell Magellan Rx as part of its ongoing portfolio review. The transaction is expected to close by the end of 2022.

Accreditations & Awards

•In May 2022, Centene was recognized as a Best of the Best Top Veteran-Friendly Company by U.S. Veterans Magazine for the third year in a row as well as a Top Supplier Diversity Program for Veterans.

•In May 2022, Centene was named a Top 50 Company for Diversity by DiversityInc for the third consecutive year. Centene advanced 3 spots to #33 on the list. Centene was also recognized on two specialty lists this year, ranking #13 for Top Companies for Latino Executives and #15 for Top Companies for Black Executives.

Membership

The following table sets forth our membership by line of business:

	June 30,
	2022	2021
Traditional Medicaid (1)	13,758,000	12,492,600
High Acuity Medicaid (2)	1,688,000	1,531,000
Total Medicaid	15,446,000	14,023,600
Commercial Marketplace	2,033,300	2,040,900
Commercial Group	448,700	479,500
Total Commercial	2,482,000	2,520,400
Medicare (3)	1,483,900	1,182,900
Medicare PDP	4,165,500	4,064,500
Total at-risk membership (4)	23,577,400	21,791,400
TRICARE eligibles	2,862,400	2,881,400
Total	26,439,800	24,672,800

(1) Membership includes TANF, Medicaid Expansion, CHIP, Foster Care and Behavioral Health.
(2) Membership includes ABD, IDD, LTSS and MMP Duals.
(3) Membership includes Medicare Advantage and Medicare Supplement.
(4) Membership includes 1,252,600 and 1,131,900 dual-eligible beneficiaries for the periods ending June 30, 2022, and June 30, 2021, respectively.

Revenues

The following table sets forth supplemental revenue information ($ in millions):

	Three Months Ended June 30,
	2022	2021	% Change
Medicaid	$22,458	$20,797	8%
Commercial	4,556	4,110	11%
Medicare (5)	5,639	4,464	26%
Other	3,283	1,654	98%
Total Revenues	$35,936	$31,025	16%
(5) Medicare includes Medicare Advantage, Medicare Supplement and Medicare PDP.

Statement of Operations: Three Months Ended June 30, 2022

•For the second quarter of 2022, total revenues increased 16% to $35.9 billion from $31.0 billion in the comparable period of 2021. The increase was due to organic Medicaid growth, primarily due to the ongoing suspension of eligibility redeterminations, 25% membership growth in the Medicare business (19% growth since December 31, 2021), our recent acquisitions of Magellan Health, Inc. (Magellan) and Circle Health, and the commencement of our contracts in North Carolina.

•HBR of 86.7% for the second quarter of 2022 represents a decrease from 88.3% in the comparable period in 2021. The decrease was primarily due to favorable performance in Marketplace driven by pricing actions and a return to more normalized utilization compared to the second quarter of 2021. Additionally, the second quarter of 2021 was negatively impacted by unfavorable 2020 risk adjustment, while the second quarter of 2022 was favorably impacted by 2021 risk adjustment.

•The cost of service ratio was 85.4% for the second quarter of 2022, compared to 89.6% in the same period in 2021. The decrease in the cost of service ratio was driven by the acquisition of the Circle Health business, which operates at a lower cost of service ratio.

•The SG&A expense ratio was 8.2% for the second quarter of 2022, compared to 7.4% in the second quarter of 2021. The adjusted SG&A expense ratio was 8.2% for the second quarter of 2022, compared to 7.3% in the second quarter of 2021. The increases were due to the additions of the Magellan and Circle Health businesses, which operate at higher SG&A expense ratios due to the nature of their respective businesses along with increased costs associated with risk adjustment improvement efforts, Medicare broker commissions and variable compensation. These impacts were partially offset by the leveraging of expenses over higher revenues as a result of increased membership.

•Diluted loss per share was $(0.29) for the second quarter of 2022, compared to $(0.92) for the second quarter of 2021. The second quarter loss was driven by a pre-tax real estate impairment charge of $1.45 billion ($1.80 per share after-tax), related to the reduction in the Company's real estate footprint. The diluted loss per share in 2021 was driven by the recording of a legal settlement reserve estimate of $1.25 billion ($1.78 per share after-tax).

•The effective tax rate was 27.7% for the second quarter of 2022, compared to 1.3% in the second quarter of 2021. The 2021 effective rate was driven by the partial non-deductibility of the legal settlement reserve. For the second quarter of 2022, our effective tax rate on adjusted earnings was 27.1%, compared to 26.3% in the second quarter of 2021.

Balance Sheet

At June 30, 2022, the Company had cash, investments and restricted deposits of $30.1 billion and maintained $782 million of cash and cash equivalents in our unregulated entities, including $299 million in our international subsidiaries (a material portion of which is expected to be used to satisfy contractual obligations). Medical claims liabilities totaled $16.6 billion. The Company's days in claims payable was 55 days, which is an increase of two days over the first quarter of 2022, primarily due to the timing of state directed payments received, but not yet paid, and the timing of pharmacy payments. Total debt was $18.8 billion, which included $129 million of borrowings on our $2.0 billion revolving credit facility at quarter end. The debt to capitalization ratio was 41.3% at June 30, 2022, excluding $181 million of non-recourse debt.

During the second quarter of 2022, the Company's Board of Directors authorized a $3.0 billion increase to the stock repurchase program and a new $1.0 billion debt repurchase program. In the second quarter, the Company repurchased 4.2 million shares of Centene common stock for $344 million through the stock repurchase program, and an additional $106 million in July, for a combined $450 million of shares to date in 2022. The Company intends to utilize the majority of the net proceeds from the recently completed PANTHERx sale to repurchase additional shares and the balance to reduce debt. As of July 26, 2022, there was $3.35 billion available under the stock repurchase program and $1.0 billion available under the debt repurchase program.

Outlook
The Company's guidance has been updated to reflect the sale of PANTHERx and corresponding gain along with real estate optimization impairment charges. The Company's guidance does not reflect the effects of the pending divestitures of Magellan Rx or its Spanish and Central European businesses.
The items below will be discussed further on our conference call. The Company's annual guidance for 2022 is as follows:

	Full Year 2022
	Low	High
Total revenues (in billions)	$141.6	$143.6
Premium and service revenues (in billions)	$133.3	$135.3
GAAP diluted EPS	$3.02	$3.17
Adjusted diluted EPS (1)	$5.60	$5.75
HBR	87.6%	88.0%
SG&A expense ratio	8.1%	8.6%
Adjusted SG&A expense ratio (2)	8.0%	8.5%
Effective tax rate	24.5%	25.5%
Adjusted effective tax rate (3)	25.3%	26.3%
Diluted shares outstanding (in millions)	583.0	586.0

(1) A full reconciliation of adjusted diluted EPS is shown beginning on page 6 of this release.
(2) Adjusted SG&A expense ratio excludes acquisition and divestiture related expenses of $141 million to $155 million.
(3) Adjusted effective tax rate excludes income tax effects of adjustments of $551 million to $557 million.

Conference Call

As previously announced, the Company will host a conference call Tuesday, July 26, 2022, at approximately 8:30 AM (Eastern Time) to review the financial results for the second quarter ended June 30, 2022.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 2306827 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, July 25, 2023, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, August 2, 2022, by dialing 1-877-344-7529 in the U.S., 1-855-669-9658 in Canada, or +1-412-317-0088 from abroad, and entering access code 4947998.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets and acquisition and divestiture related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's performance over time. The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
GAAP net earnings (loss) attributable to Centene	$(172)	$(535)	$677	$164
Amortization of acquired intangible assets	199	188	398	383
Acquisition and divestiture related expenses	22	40	119	87
Other adjustments (1)	1,445	1,314	1,447	1,416
Income tax effects of adjustments (2)	(452)	(270)	(519)	(353)
Adjusted net earnings	$1,042	$737	$2,122	$1,697
(1) Other adjustments include the following pre-tax items:
2022:
(a) for the three months ended June 30, 2022: real estate impairments of $1,454 million, gain on debt extinguishment of $13 million, and costs related to the pharmacy benefits management (PBM) legal settlement of $4 million;

(b) for the six months ended June 30, 2022: real estate impairments of $1,454 million, gain on debt extinguishment of $13 million, and costs related to the PBM legal settlement of $6 million.

2021:
(a) for the three months ended June 30, 2021: PBM legal settlement expense of $1,250 million, a reduction to the previously reported gain on divestiture of certain products of our Illinois health plan of $62 million, and severance costs of $2 million;

(b) for the six months ended June 30, 2021: PBM legal settlement expense of $1,250 million, a reduction to the previously reported gain on divestiture of certain products of our Illinois health plan of $62 million, severance costs of $58 million, and debt extinguishment costs of $46 million.
(2) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. The three and six months ended June 30, 2022 also include an $18 million increase to the tax benefit on the previously reported non-cash impairment of our equity method investment in RxAdvance.

	Three Months Ended June 30,		Six Months Ended June 30,		Annual Guidance December 31, 2022
	2022	2021	2022	2021
GAAP diluted earnings (loss) per share attributable to Centene	$(0.29)	$(0.92)	$1.15	$0.28	$3.02 - $3.17
Amortization of acquired intangible assets	0.34	0.33	0.68	0.65	~1.36
Acquisition and divestiture related expenses	0.04	0.07	0.20	0.15	~0.25
Other adjustments (3)	2.45	2.23	2.45	2.40	~1.92
Income tax effects of adjustments	(0.77)	(0.46)	(0.88)	(0.60)	~(0.95)
Adjusted diluted EPS	$1.77	$1.25	$3.60	$2.88	$5.60 - $5.75
(3) Other adjustments include the following pre-tax items:
2022:
(a) for the three and six months ended June 30, 2022: real estate impairments of $2.46 ($1.80 after-tax), gain on debt extinguishment of $0.02, and costs related to the PBM legal settlement of $0.01;
(b) for the year ended December 31, 2022, an estimated: $2.84 of real estate impairments, $0.05 gain on debt extinguishment, $0.01 of costs related to the PBM legal settlement, and $0.88 related to the sale of PANTHERx and corresponding gain.
2021:
(a) for the three months ended June 30, 2021: PBM legal settlement expense of $2.12 ($1.78 after-tax), a reduction to the previously reported gain on divestiture of certain products of our Illinois health plan of $0.10, and the $0.01 impact of 8 million diluted shares in the calculation of adjusted diluted EPS;
(b) for the six months ended June 30, 2021: PBM legal settlement expense of $2.12 ($1.78 after-tax), severance costs of $0.10, a reduction to the previously reported gain on divestiture of certain products of our Illinois health plan of $0.10, and debt extinguishment costs of $0.08.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

GAAP selling, general and administrative expenses	$2,800	$2,139	$5,545	$4,373
Less:
Acquisition and divestiture related expenses	22	39	121	85
Restructuring costs	—	2	—	58
Costs related to the PBM legal settlement	2	—	4	—
Real estate optimization	4	—	4	—
Adjusted selling, general and administrative expenses	$2,772	$2,098	$5,416	$4,230
Note: Beginning in 2022, we have included a separate line item for depreciation expense on the Consolidated Statements of Operations, which was previously included in selling, general and administrative (SG&A) expenses. Prior period SG&A expenses have been conformed to the current presentation.

To provide clarity on the way management defines certain key metrics and ratios, the Company is providing a description of how the metric or ratio is calculated as follows:

•Health Benefits Ratio (HBR) (GAAP) = Medical costs divided by premium revenues.

•SG&A Expense Ratio (GAAP) = Selling, general and administrative expenses divided by premium and service revenues.

•Cost of Service Ratio (GAAP) = Cost of services divided by service revenues.

•Adjusted SG&A Expense Ratio (non-GAAP) = Adjusted selling, general and administrative expenses divided by premium and service revenues.

•Adjusted Effective Tax Rate (non-GAAP) = GAAP income tax expense (benefit) excluding the income tax effects of adjustments to net earnings divided by adjusted earnings (loss) before income tax expense.

•Adjusted Net Earnings (non-GAAP) = Net earnings less amortization of acquired intangible assets, less acquisition and divestiture related expenses, as well as adjustments for other items, net of the income tax effect of the adjustments.

•Adjusted Diluted EPS (non-GAAP) = Adjusted net earnings divided by weighted average common shares outstanding on a fully diluted basis.

•Debt to Capitalization Ratio (GAAP) = Total debt, divided by total debt plus total stockholder’s equity.

•Debt to Capitalization Ratio Excluding Non-Recourse Debt (non-GAAP) = Total debt less non-recourse debt, divided by total debt less non-recourse debt plus total stockholder’s equity.

•Average Medical Claims Expense (GAAP) = Medical costs for the period divided by number of days in such period. Average Medical Claims Expense is most often calculated for the quarterly reporting period.

•Days in Claims Payable (GAAP) = Medical claims liabilities divided by average medical claims expense. Days in Claims Payable is most often calculated for the quarterly reporting period.

In addition, the following terms are defined as follows:

•State Directed Payments: Payments directed by a state that have minimal risk, but are administered as a premium adjustment. These payments are recorded as premium revenue and medical costs at close to a 100% HBR. The Company has little visibility to the timing of these payments until they are paid by a state.

•Pass Through Payments: Non-risk supplemental payments from a state that the Company is required to pass through to designated contracted providers. These payments are recorded as premium tax revenue and premium tax expense.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach – with local brands and local teams – to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene offers affordable and high-quality products to nearly 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace, the TRICARE program, and individuals in correctional facilities. The Company also serves several international markets, and contracts with other healthcare and commercial organizations to provide a variety of specialty services focused on treating the whole person. Centene focuses on long-term growth and value creation as well as the development of its people, systems, and capabilities so that it can better serve its members, providers, local communities, and government partners.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, https://investors.centene.com/.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as "believe," "anticipate," "plan," "expect," "estimate," "intend," "seek," "target," "goal," "may," "will," "would," "could," "should," "can," "continue" and other similar words or expressions (and the negative thereof). Centene (the Company, our, or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, value creation strategy, competition, expected activities in connection with completed and future acquisitions and dispositions, including statements about the impact of our recently completed acquisition of Magellan

Health, Inc. (the Magellan Acquisition), other recent and future acquisitions and dispositions, our investments and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables and events including, but not limited to: our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical utilization rates due to the ongoing impact of COVID-19; the risk that the election of new directors, changes in senior management, and any inability to retain key personnel may create uncertainty or negatively impact our ability to execute quickly and effectively; uncertainty as to the expected financial performance of the combined company following the recent completion of the Magellan Acquisition; the possibility that the expected synergies and value creation from the Magellan Acquisition or the acquisition of WellCare Health Plans, Inc. (the WellCare Acquisition) or other acquired businesses will not be realized, or will not be realized within the respective expected time periods; disruption from the integration of the Magellan Acquisition or the WellCare Acquisition, unexpected costs, or similar risks from other acquisitions or dispositions we may announce or complete from time to time, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; the risk that the closing conditions, including applicable regulatory approvals, for the pending dispositions of Magellan Rx and our Spanish and Central European businesses, may be delayed or not obtained; impairments to real estate, investments, goodwill and intangible assets; a downgrade of the credit rating of our indebtedness; competition; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies, and advances in medicine; increased healthcare costs; changes in economic, political or market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act (collectively referred to as the ACA) and any regulations enacted thereunder that may result from changing political conditions, the new administration or judicial actions; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; our ability to adequately price products; tax matters; disasters or major epidemics; changes in expected contract start dates; provider, state, federal, foreign and other contract changes and timing of regulatory approval of contracts; the expiration, suspension, or termination of our contracts with federal or state governments (including, but not limited to, Medicaid, Medicare, TRICARE or other customers); the difficulty of predicting the timing or outcome of legal or regulatory proceedings or matters, including, but not limited to, our ability to resolve claims and/or allegations made by states with regard to past practices, including at Envolve Pharmacy Solutions, Inc. (Envolve), as our pharmacy benefits manager (PBM) subsidiary, within the reserve estimate we recorded in 2021 and on other acceptable terms, or at all, or whether additional claims, reviews or investigations relating to our PBM business will be brought by states, the federal government or shareholder litigants, or government investigations; the timing and extent of benefits from strategic value creation initiatives, including the possibility that these initiatives will not be successful, or will not be realized within the expected time periods; challenges to our contract awards; cyber-attacks or other privacy or data security incidents; the exertion of management's time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for acquisitions or dispositions; any changes in expected closing dates, estimated purchase price and accretion for acquisitions or dispositions; restrictions and limitations in connection with our indebtedness; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; the availability of debt and equity financing on terms that are favorable to us; inflation; foreign currency fluctuations; and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission (SEC), including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,435	$13,118
Premium and trade receivables	14,153	12,238
Short-term investments	1,794	1,539
Other current assets	3,024	1,602
Total current assets	32,406	28,497
Long-term investments	13,671	14,043
Restricted deposits	1,225	1,068
Property, software and equipment, net	2,557	3,391
Goodwill	20,310	19,771
Intangible assets, net	7,671	7,824
Other long-term assets	3,220	3,781
Total assets	$81,060	$78,375
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$16,581	$14,243
Accounts payable and accrued expenses	9,303	8,493
Return of premium payable	2,379	2,328
Unearned revenue	523	434
Current portion of long-term debt	300	267
Total current liabilities	29,086	25,765
Long-term debt	18,456	18,571
Deferred tax liability	746	1,407
Other long-term liabilities	6,209	5,610
Total liabilities	54,497	51,353
Commitments and contingencies
Redeemable noncontrolling interests	133	82
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at June 30, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 606,444 issued and 581,124 outstanding at June 30, 2022, and 602,704 issued and 582,479 outstanding at December 31, 2021	1	1
Additional paid-in capital	19,899	19,672
Accumulated other comprehensive earnings (loss)	(913)	77
Retained earnings	8,816	8,139
Treasury stock, at cost (25,320 and 20,225 shares, respectively)	(1,514)	(1,094)
Total Centene stockholders’ equity	26,289	26,795
Nonredeemable noncontrolling interest	141	145
Total stockholders’ equity	26,430	26,940
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$81,060	$78,375

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Premium	$31,510	$27,627	$63,399	$54,560
Service	2,458	1,235	4,801	2,416
Premium and service revenues	33,968	28,862	68,200	56,976
Premium tax	1,968	2,163	4,921	4,032
Total revenues	35,936	31,025	73,121	61,008
Expenses:
Medical costs	27,312	24,389	55,150	47,780
Cost of services	2,099	1,107	4,087	2,155
Selling, general and administrative expenses	2,800	2,139	5,545	4,373
Depreciation expense	164	134	320	267
Amortization of acquired intangible assets	199	188	398	383
Premium tax expense	2,041	2,236	5,047	4,164
Impairment	1,450	—	1,450	—
Legal settlement	—	1,250	—	1,250
Total operating expenses	36,065	31,443	71,997	60,372
Earnings (loss) from operations	(129)	(418)	1,124	636
Other income (expense):
Investment and other income	42	39	94	142
Debt extinguishment	13	—	16	(46)
Interest expense	(162)	(163)	(322)	(333)
Earnings (loss) before income tax	(236)	(542)	912	399
Income tax expense (benefit)	(65)	(7)	231	237
Net earnings (loss)	(171)	(535)	681	162
(Earnings) loss attributable to noncontrolling interests	(1)	—	(4)	2
Net earnings (loss) attributable to Centene Corporation	$(172)	$(535)	$677	$164

Net earnings (loss) per common share attributable to Centene Corporation:
Basic earnings (loss) per common share	$(0.29)	$(0.92)	$1.16	$0.28
Diluted earnings (loss) per common share	$(0.29)	$(0.92)	$1.15	$0.28

Weighted average number of common shares outstanding:
Basic	583,644	582,804	583,435	582,331
Diluted	583,644	582,804	590,226	589,799

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net earnings	$681	$162
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	787	717
Stock compensation expense	129	87
Impairment	1,450	—
(Gain) loss on debt extinguishment	(16)	46
Gain on acquisition	(2)	—
Deferred income taxes	(417)	(76)
Gain on divestiture	—	62
Other adjustments, net	162	14
Changes in assets and liabilities
Premium and trade receivables	(1,288)	(1,514)
Other assets	(245)	(458)
Medical claims liabilities	2,089	325
Unearned revenue	75	(83)
Accounts payable and accrued expenses	41	1,285
Other long-term liabilities	1,058	1,161
Other operating activities, net	1	—
Net cash provided by operating activities	4,505	1,728
Cash flows from investing activities:
Capital expenditures	(524)	(437)
Purchases of investments	(3,114)	(3,590)
Sales and maturities of investments	2,005	2,809
Acquisitions, net of cash acquired	(1,512)	(140)
Divestiture proceeds, net of divested cash	—	(62)
Net cash used in investing activities	(3,145)	(1,420)
Cash flows from financing activities:
Proceeds from long-term debt	331	2,398
Payments of long-term debt	(900)	(2,353)
Common stock repurchases	(420)	(33)
Payments for debt extinguishment	(27)	(54)
Debt issuance costs	—	(28)
Other financing activities, net	32	24
Net cash used in financing activities	(984)	(46)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(9)	(24)
Net increase in cash, cash equivalents and restricted cash and cash equivalents	367	238
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period	13,214	10,957
Cash, cash equivalents, and restricted cash and cash equivalents, end of period	$13,581	$11,195
Supplemental disclosures of cash flow information:
Interest paid	$327	$355
Income taxes paid	$411	$406

The following table provides a reconciliation of cash, cash equivalents, and restricted cash and cash equivalents reported within the Consolidated Balance Sheets to the totals above:
	June 30,
	2022	2021
Cash and cash equivalents	$13,435	$11,018
Restricted cash and cash equivalents, included in restricted deposits	146	177
Total cash, cash equivalents, and restricted cash and cash equivalents	$13,581	$11,195

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q2	Q1	Q4	Q3	Q2
	2022	2022	2021	2021	2021
MEMBERSHIP
Traditional Medicaid (1)	13,758,000	13,590,100	13,328,400	13,202,500	12,492,600
High Acuity Medicaid (2)	1,688,000	1,682,800	1,686,100	1,566,000	1,531,000
Total Medicaid	15,446,000	15,272,900	15,014,500	14,768,500	14,023,600
Commercial Marketplace	2,033,300	2,031,000	2,140,500	2,177,000	2,040,900
Commercial Group	448,700	449,700	462,100	468,500	479,500
Total Commercial	2,482,000	2,480,700	2,602,600	2,645,500	2,520,400
Medicare (3)	1,483,900	1,452,500	1,252,200	1,248,300	1,182,900
Medicare PDP	4,165,500	4,169,700	4,070,500	4,064,400	4,064,500
Total at-risk membership (4)	23,577,400	23,375,800	22,939,800	22,726,700	21,791,400
TRICARE eligibles	2,862,400	2,862,400	2,874,700	2,874,700	2,881,400
Total	26,439,800	26,238,200	25,814,500	25,601,400	24,672,800

(1) Membership includes TANF, Medicaid Expansion, CHIP, Foster Care and Behavioral Health.
(2) Membership includes ABD, IDD, LTSS and MMP Duals.
(3) Membership includes Medicare Advantage and Medicare Supplement.
(4) Membership includes 1,252,600, 1,231,500, 1,178,000, 1,168,400, and 1,131,900 dual-eligible beneficiaries for the periods ending June 30, 2022, March 31, 2022, December 31, 2021, September 30, 2021, and June 30, 2021, respectively.

NUMBER OF EMPLOYEES	82,400	80,100	72,500	75,900	68,500

DAYS IN CLAIMS PAYABLE	55	53	52	51	48

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$28,817	$26,982	$26,416	$26,392	$25,113
Unregulated	1,308	1,262	3,352	3,223	2,055
Total	$30,125	$28,244	$29,768	$29,615	$27,168

DEBT TO CAPITALIZATION	41.5%	40.9%	41.2%	41.5%	39.2%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT	41.3%	40.7%	40.9%	41.2%	38.9%
NON-RECOURSE DEBT (in millions)	$181	$182	$184	$188	$187

OPERATING RATIOS

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
HBR	86.7%	88.3%	87.0%	87.6%
SG&A expense ratio	8.2%	7.4%	8.1%	7.7%
Adjusted SG&A expense ratio	8.2%	7.3%	7.9%	7.4%
Note: Prior period SG&A and adjusted SG&A expense ratios have been restated to conform to current presentation, which excludes depreciation expense.

HBR BY PRODUCT

	Three Months Ended June 30,
	2022	2021
Medicaid	89.1%	88.1%
Commercial	77.5%	90.0%
Medicare (1)	85.6%	87.6%

(1) Medicare includes Medicare Advantage, Medicare Supplement and Medicare PDP.

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, June 30, 2021	$12,763
Less: Reinsurance recoverable	23
Balance, June 30, 2021, net	12,740
Acquisitions and divestitures	249
Incurred related to:
Current period	107,750
Prior period	(1,778)
Total incurred	105,972
Paid related to:
Current period	92,874
Prior period	9,515
Total paid	102,389
Balance, June 30, 2022, net	16,572
Plus: Reinsurance recoverable	9
Balance, June 30, 2022	$16,581

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the "Incurred related to: Prior period" amount may be offset as Centene actuarially determines "Incurred related to: Current period." As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $210 million was recorded as a reduction to premium revenues resulting from development within "Incurred related to: Prior period" due to minimum HBR and other return of premium programs.

The amount of the "Incurred related to: Prior period" above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service June 30, 2021, and prior.